UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):
August 22, 2012

Abaxis, Inc.
(Exact name of registrant as specified in its charter)

California	000-19720	77-0213001
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

3240 Whipple Road, Union City, CA 94587
(Address of principal executive offices)

Registrant’s telephone number, including area code:
(510) 675-6500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On August 28, 2012, Abaxis, Inc. (the “Company”) received a letter from the staff of the Listing Qualifications Office of the Nasdaq Stock Market determining that the Company failed to comply with Listing Rule 5635(c) that listed companies obtain stockholder approval for material amendments to an equity compensation plan.

The Company maintains its 2005 Equity Incentive Plan, originally approved by shareholders in October 2005 and subsequently amended by the Company and approved by shareholders in October 2008 and October 2010 (the “Plan”), under which it may make awards of restricted stock units and other equity-based awards.  The Plan contains a provision that no more than 500,000 shares may be granted under the plan upon exercise or settlement of “full value awards,” which include restricted stock units.  In connection with the preparation of the proxy statement for the Company’s 2012 annual meeting of shareholders, the Company determined that it issued more shares in settlement of restricted stock units than are currently permitted under the full value award limit.  As of August 28, 2012, the Company had issued 870,179 shares of Common Stock upon settlement of restricted stock units granted under the Plan since October 2005.  The Company inadvertently exceeded the full value award limit because it believed that such limit applied to each 500,000-share increase to the overall share reserve increase approved by stockholders in 2005, 2008 and 2010.   The Company has not issued restricted stock units and other equity awards or shares issuable upon exercise or settlement thereof in excess of the overall share reserve for the Plan approved by shareholders.

The Company promptly reported the foregoing to the Listing Qualifications Office of the Nasdaq Stock Market and its proposed plan to regain compliance with Listing Rule 5635(c) to the Listing Qualifications Office of Nasdaq on August 22, 2012.  On August 28, 2012, the Listing Qualification Officer provided a letter to the Company (a) concurring in the Company’s view that the issuance of shares in settlement of restricted stock units in excess of the full value award limit caused the Company to fail to satisfy the shareholder approval requirement of Listing Rule 5635(c), and (b) agreeing to the Company’s proposed remediation plan of amending the Plan to eliminate the full value award limit and seeking shareholder approval for such amendment at its 2012 annual shareholders meeting.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 28, 2012
ABAXIS, INC.

	By:	/s/ Alberto R. Santa Ines
Alberto R. Santa Ines
Vice President, Finance and
Chief Financial Officer

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